Exhibit 19.1

INLAND REAL ESTATE INCOME TRUST, INC.

INSIDER TRADING POLICY

Adopted as of October 15, 2021

It is the policy of Inland Real Estate Income Trust, Inc. (the “Company”) that no director, officer, other employee, agent or representative of the Company who possesses or is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass (or “tip”) that information to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, other employee, agent or representative of the Company who, learns of material non-public information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Further, you are under a duty of confidentiality owed to the Company and must take steps to prevent the misuse or inadvertent disclosure of material non-public information belonging to the Company. This includes taking steps to prevent the inadvertent disclosure of material nonpublic to unauthorized persons outside of the Company, including family and friends. Non-public information is information that has not been previously disclosed to the general public and is not otherwise available to the general public. Material information is any information for which there is a substantial likelihood that a reasonable investor would consider important in making a decision to buy, hold or sell securities or that alters the total mix of information available to investors.

Directors, officers and any other employee, agent or representative of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first obtaining pre-clearance of the transaction from a compliance officer responsible for administering and monitoring this insider trading policy (the “Compliance Officer”), who shall be appointed by the Company’s Audit Committee. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

The Company’s insider trading policy does not apply to the exercise of an independent director stock option. The policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, if the Company maintains a distribution reinvestment plan (the “DRP”), the Company’s insider trading policy will not apply to purchases of Company stock under the DRP resulting from the reinvestment of distributions paid on Company securities. The policy will apply, however, to voluntary purchases of Company stock resulting from additional contributions made to the DRP and to elections to participate in the DRP or increases in the level of participation in the DRP. The policy also will apply to sales of any Company stock purchased pursuant to the DRP.

The board of directors of the Company (the “Board”) adopted this policy both to satisfy the Company’s obligation to establish, maintain and enforce policies that are reasonably designed to prevent insider trading and to assist all personnel associated with the Company to ensure compliance with the insider trading laws. The failure of a director, officer, other employee, agent or representative of the Company to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each individual must acknowledge that he or she has received a copy of the Company’s insider trading policy and has read and understands the Company’s insider trading policy by signing the Receipt and Acknowledgement attached hereto as Exhibit A, and returning the same to the Compliance Officer.

8110706.2

EXHIBIT A

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy” of Inland Real Estate Income Trust, Inc. dated October 15, 2021, and will comply in all respects with all such procedures to which I am subject. I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

Signature Date

Name (please print)

VIOLATION OF THE INSIDER TRADING POLICY DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY AND/OR ITS SUBSIDIARIES, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.

A-1